P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Tyler J. Wilcox
October 30, 2026		President and CEO
(740) 373-7737

PEOPLES BANCORP INC. COMPLETES ACQUISITION OF CITIZENS NATIONAL CORPORATION
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO), parent company of Peoples Bank, announced today that it has completed its acquisition of Citizens National Corporation (“Citizens”) (OTCPK: CZNL) and Citizens’ wholly owned subsidiary, Citizens Bank of Kentucky, Inc. (“Citizens Bank”). The acquisition became effective as of the close of business on October 30, 2026. Peoples and Citizens first announced that they had entered into an agreement to merge on April 21, 2026. Under the terms of the agreement, shareholders of Citizens received 2.10 shares of Peoples common stock plus $8.00 in cash for each share of Citizens common stock. At September 30, 2026, Citizens had approximately $646 million in total assets, $344 million in total loans and $551 million in total deposits.

“We are delighted to complete this combination with Citizens, which strengthens our Kentucky franchise and expands our reach into Eastern Kentucky,” said Tyler Wilcox, President and Chief Executive Officer of Peoples. “We are thankful for the hard work and dedication of the employees of Citizens and Peoples in completing this transaction. We look forward to welcoming Citizens’ shareholders and employees to become part of the Peoples team, and we are excited to introduce our array of products, services, and additional locations to clients in the communities served by Citizens.”

The completed acquisition included the merger of Citizens Bank into Peoples Bank. As a result, Citizens’ 12 branches will operate initially as a division of Peoples Bank. Peoples Bank will convert the Citizens branches to Peoples Bank branches after the close of business on April 19, 2027.

Peoples was advised by Raymond James & Associates, Inc. and the law firm of Vorys, Sater, Seymour and Pease LLP. Citizens was advised by Forvis Mazars Capital Advisors, LLC and the law firm of FBT Gibbons LLP.

Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.7 billion in total assets as of September 30, 2026, and 144 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.

Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance, Peoples Life Premium Finance, and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

END OF RELEASE